Exhibit 10.2

LEASE AGREEMENT

By and Between

PONTOTOC GATHERING, L.L.C.

"Lessee"

AND

ENERFIN RESOURCES I LIMITED PARTNERSHIP

"Lessor"

DATED: July 1, 2000

LEASE AGREEMENT

        This Lease Agreement ("Agreement") is entered into effective as of July 1, 2000 by and between Pontotoc Gathering, L.L.C., ("Lessee" or "PGL"), having a place of business at 1345 East 29th Street, Tulsa, Oklahoma 74114, and Enerfin Resources I Limited Partnership ("Lessor" or "Enerfin"), having a place of business at Three Riverway, Suite 1200, Houston, Texas 77056; (Lessor and Lessee being collectively referred to hereafter as the "Parties").

SECTION 1. RECITALS

1.1

PGL is in partnership with Pontotoc Production Company, ("PPC") and PPC plans to   develop natural gas from shallow reservoirs in northern Pontotoc, southern Seminole and southeastern Potawatomie Counties, Oklahoma; and,

1.2	Enerfin owns and operates a natural gas pipeline gathering system, the ("Byng") System which is more fully described in Exhibit "A" attached hereto and made a part hereof; and,
1.3	The Byng System is located in the vicinity in which PPC plans to develop natural gas production; and,
1.4	PGL, as Lessee, and Enerfin, as Lessor, desire to enter into a Lease Agreement under the terms and conditions provided herein.

SECTION 2. SCOPE AND USAGE

2.1

Lessor hereby leases to Lessee the right to use the Byng System for the purpose of gathering and transporting natural gas developed by PPC or PGL in areas near the Byng System subject to and in accordance with the terms and conditions of this Agreement.

2.2

Lessee shall have full use of the capacity of the Byng System, provided that, Lessor shall retain the right to use any capacity of the Byng System not used by Lessee. Lessor shall notify Lessee at least thirty (30) days prior to Lessor's intended use of such available capacity. Lessee shall cooperate with Lessor in regards to the use of such capacity and shall transport such gas through the Byng System to be either delivered to Lessee's delivery point for the account of Lessor, or directly to Lessor at a mutually acceptable custody transfer point. Gas shall be made available to Lessor through this custody transfer point at the prevailing System pressure. All operating costs and expenses, including maintenance and repairs, related to the use of such capacity by Lessor shall be borne solely by Lessor and any operating, maintenance or repair costs incurred by Lessee related to the use of such capacity by Lessor, shall be promptly reimbursed to Lessee upon receipt by Lessor of an invoice of the costs incurred by Lessee including reasonable support or documentation of such costs.

SECTION 3. OPERATIONS

3.1

Lessee shall assume on the effective date of this Agreement, at its sole risk and expense, the operations of the Byng System in a manner consistent with prudent operating procedures and in accordance with generally accepted industry standards, laws and regulations. Lessee shall operate the Byng System in Low Pressure natural gas service. For purposes of this Agreement, Low Pressure is defined as that pressure at which a pipeline may be operated at under safe operating conditions, but which pressure in no event will exceed the maximum allowable operating pressure ("MAOP") of such pipeline. Notwithstanding the foregoing, Lessee will not allow the operating pressure of any of the pipelines of the Byng System to exceed 250 psig.

3.2

Lessee will perform, at its sole risk and expense, all necessary or appropriate activities concerning the operation, inspection, maintenance, corrosion prevention (including maintaining rectifiers for cathodic protection) and repairs of the Byng System. All such repairs, maintenance, upgrades or improvements performed on the Byng System by Lessee shall remain the property of Lessor.

3.3

Lessee shall comply, at its sole risk and expense, with all of the terms and conditions of the Easements covering the Byng System. Lessor shall provide Lessee with a copy of the Easements of the Byng System and Lessee shall maintain files relative to these Easements during the term of this Agreement including amendments, correspondence and related information and documents. These Easement files shall remain the property of Lessor and upon termination of this Agreement, Lessee shall turn such files and documents over to Lessor.

3.4

Lessee shall be responsible, at its sole risk and expense, for line locates and for complying with the requirements of the "Okie 1–Call" system (or other similar applicable programs) with respect to the Byng System during the term of this Agreement. Prior to commencing operation of any pipeline segment(s) of the Byng System for natural gas service as contemplated herein, Lessee shall install appropriate line markers in Lessee's name upon such pipeline segment(s) that Lessee places in natural gas service.

3.5

Lessee will be responsible, at its sole risk and expense, for procuring any necessary governmental operating or right–of–way permits, documents, approvals, or authorities relating to the use, operation, maintenance, or shutdown of the Byng System.

3.6

Lessee understands that the property leased pursuant to this Agreement does not include compressors, pumps, meters, and/or other equipment which may be necessary in the course of Lessee's operation and use of such property. Lessee will furnish and install, at its sole risk and expense, any equipment or facilities required in the conduct of Lessee's permitted operations of the property. Any equipment or facilities so installed shall meet the operating requirements previously outlined in this Agreement and shall remain the property of Lessee.

SECTION 4.

ALTERATIONS, CONSTRUCTION AND SURRENDER OF THE BYNG SYSTEM
4.1

Lessee will not remove any of the pipelines of the Byng System or make or allow to be made any material alterations or modifications to the Byng System, or any part thereof, without first obtaining written approval from Lessor of such activity or alteration. Lessee may, however, make connections or additions to the Byng System without obtaining the approval of Lessor; provided, however, that Lessee shall promptly notify Lessor in writing of all lease or well connections that are made to the Byng System. Any connections or additions made to the Byng System shall remain the property of Lessee. If Lessor approves of a material alteration to be made by Lessee of the property, Lessor shall have the right to have a representative present during any time that such material alterations or modifications on or to the Byng System are made. Approvals or inspections by Lessor of such activities shall have no effect on, and shall not operate as a waiver by Lessor of, any of Lessee's duties and obligations under this Agreement.

4.2

At the expiration or earlier termination of this Agreement, Lessee shall, at its sole risk and expense, remove within three months, all of its equipment, fixtures, meters, connections, and other personal property connected to or installed on the Byng System (except as otherwise agreed to in writing by the Parties) and repair all damage done by or in connection with the installation or removal of such equipment, fixtures, connections, meters, and property, and shutdown and surrender the Byng System to Lessor in as good a condition as it was at the beginning of the term of this Agreement, normal and reasonable wear from authorized use excepted, with the pipeline pigged dry and purged of any natural gas and related liquids and substances to the extent that the pipeline is reasonably able to be purged or pigged.

SECTION 5. LEASE RENTAL FEES
5.1

Lessee agrees to pay to Lessor each month as rental for the Byng System, a monthly Lease Rental Fee that shall be the greater of: (i.) Four Percent (4%) of the Gross Sales Revenue for the sale of natural gas received by Lessee (or PPC or the working interest owners of the gas connected to the Byng System); or (ii.) Five Hundred Dollars ($500.00). The Gross Sales Revenue shall be the gross dollar amount (before any deductions) received by Lessee (or PPC or the working interest owners of the gas) for the sale of the gas which is connected to the Byng System by Lessee, except for any gas which may be sold by Lessee on the behalf of Lessor. The Gross Sales Revenue shall be calculated as the value received FOB the custody transfer point between the Byng System and any other third party pipeline system (such as Noram pipeline) and shall not be reduced for any fees, costs or expenses, including but not limited to, marketing fees, incurred to deliver such gas to a third party market. The Gross Sales Revenue amount shall be calculated using methods that are reasonably acceptable to the Parties and that are in accordance with any applicable industry standards, and shall be evidenced by documentation reasonably acceptable to Lessor.

5.2

Each month, Lessee shall provide Lessor with a statement showing the total gas volume in Mcfs and MMBtus connected to the Byng System and the total volume in MMBtus and gross sales price per MMBtu received by Lessee (PPC or the working interest owners of the gas) for the sale of such gas to its market(s). Lessor (and/or its duly authorized representatives) shall have the right, at any reasonable time and from time to time, to audit the records of Lessee and its affiliates that are reasonably needed in order to calculate and/or confirm the amounts that are due and owing under this Agreement. Lessee agrees to cooperate in furnishing to Lessor applicable records, documents, and other data in connection with such audits.

5.3

Lessee agrees to pay the Lease Rental Fee for each month within thirty (30) days after the end of such month. If any such payment is not paid within fifteen (15) days of the due date, then the amount due shall bear interest from such due date until payment is received, calculated at an annual rate equivalent to the lesser of (i.) 16%; or (ii.) the maximum interest rate which may be lawfully charged under applicable law.

SECTION 6. GAS PROCESSING

6.1

Lessee or PPC will not process natural gas, for the removal of natural gas liquids, that is connected to the Byng System by Lessee or PPC. If Lessee or PPC develops natural gas that requires processing, Lessee will deliver such gas, if reasonably practical and feasible, to Lessor under a mutually agreed to purchase or processing arrangement. If the parties are not able to reach a mutually satisfactory arrangement for such processable gas, then Lessor shall retain the right of first refusal of processing such gas by having the right to match any bona fide third party offer received by Lessee.

SECTION 7. TERM

7.1

This Agreement will be effective on July 1, 2000 and shall remain in full force and effect for a primary term of three (3) years, with annual one (1) year renewals thereafter at the sole option of Lessee unless terminated by Lessee at least ninety (90) days prior to the beginning of any annual renewal period (which is July 1); provided that, this Agreement may be terminated by either Lessee or Lessor with at least ninety (90) days notice prior to any annual renewal period beginning July 1, 2015. The termination of this Agreement shall not affect the Parties' duties and obligations incurred pursuant to this Agreement. (The Parties recognize and acknowledge that the term of this Agreement is also subject to possible earlier termination pursuant to the provisions contained herein, including, without limitation, Section 9.1 of this Agreement.)

SECTION 8. INSPECTION, NO REPRESENTATIONS

8.1

Lessee acknowledges that it is entering into this Agreement without relying upon any representations by Lessor concerning the condition (physical, title, easements and rights–of–way, environmental, or otherwise) of the Byng System or the fitness of the property or pipelines for any particular purpose; rather, Lessee acknowledges that it is entering into this Agreement relying solely upon any investigation of the Byng System it may have undertaken.

8.2

LESSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE BYNG SYSTEM, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF TITLE, WARRANTY OF MERCHANTABILITY, OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE. LESSEE ACKNOWLEDGES THAT IT IS LEASING THE BYNG SYSTEM IN AN "AS IS, WHERE IS" CONDITION, WITH ALL FAULTS OR DEFECTS, BOTH PATENT AND LATENT. LESSEE RELEASES LESSOR FROM ANY AND ALL LIABILITY FOR LATENT OR PATENT FAULTS OR DEFECTS IN, OR RELATED TO, THE BYNG SYSTEM, REGARDLESS OF HOW SUCH FAULTS OR DEFECTS WERE CAUSED OR CREATED (BY LESSOR'S NEGLIGENCE, ACTIONS, OMISSIONS, OR FAULT, OR OTHERWISE).

SECTION 9. DAMAGES AND LINE CHANGES OR RELOCATIONS

9.1

Lessee shall be responsible for repairing, at its expense and to the reasonable satisfaction of Lessor, any damage that occurs to or is related to the Byng System during the term of this Agreement arising from the conduct of Lessee, or its agents, representatives, contractors, or employees. Lessee shall also be responsible, at its expense, for raising, lowering, relocating, or otherwise adjusting the pipelines of the Byng System to the extent required by the terms of the Easements, required by law, required to accommodate public improvements, or required by landowners; provided, however, that if the cost to Lessee for raising, lowering, relocating, or otherwise adjusting the pipeline would (based upon reasonable cost estimates by Lessee) exceed $20,000 for any one occurrence or $200,000 in the aggregate during the term of this Agreement, Lessee shall have the right to terminate this Agreement in its entirety (i.e., with respect to the entire Byng System) or at its election, with respect to that portion of the pipeline system, effective sixty (60) days after written notification to Lessor, and Lessee shall be relieved from further obligations other than those obligations relating to the shut down of the property as set forth in Section 4.2 and those obligations as set forth herein relating to incidents or events (personal injuries, property damage, releases from the pipeline, etc.) that occurred during Lessee's possession or operation of the Byng System prior to such termination.

SECTION 10. INDEMNIFICATION

10.1

To the fullest extent permitted by law, Lessee AGREES TO INDEMNIFY, DEFEND, AND HOLD Lessor, and its partners and affiliates, and their officers, employees, and agents (collectively referred to for purposes of this Section as the "Indemnitees"), harmless from and against all liability, loss, claims, strict liability claims, demands, lawsuits, judgments, orders, penalties, expenses (including but not limited to reasonable attorneys' fees), costs, environmental clean–up costs, and causes of action asserted by any person or entity (including but not limited to the employees of either Lessor or Lessee) for personal injury or death, for compliance with environmental laws, regulations, orders, or guidelines, or for loss or damage to property or the environment, arising from or relating to: (i.) the possession, use, operation, maintenance or repair of the Byng System by Lessee, or (ii.) any other activities of any kind or character of Lessee or its contractors in connection with or pursuant to this Agreement. It is expressly agreed that Lessee's obligations to indemnify, defend, and hold Indemnitees harmless pursuant to the preceding sentence shall include, but not be limited to, liability, loss, claims, etc. that result from the actions or omissions of Indemnitees, or its predecessor's in interest, in the design or construction of the property, or in the operation, maintenance or repair of the property.

10.2

To the fullest extent permitted by law, Lessor agrees to INDEMNIFY, DEFEND, AND HOLD LESSEE, and its partners and affiliates, and their officers, employees, and agents harmless from and against any and all liability resulting from Lessor's negligence or willful misconduct with respect to the Byng System that occurs after the effective date.

SECTION 11. INSURANCE

11.1	Lessee shall maintain at its sole cost, the following types of insurance during the term of this Agreement:
a.	Worker's Compensation and Employer's Liability Insurance, as prescribed by applicable law, with such, insurance containing a waiver of subrogation against Lessor.
b.

Commercial General Liability Insurance, covering the property and any related facilities or equipment, with combined single limits for bodily injury and property damage of $1,000,000 per occurrence and in the aggregate. The insurance shall include contractual liability coverage specifically insuring the indemnity agreement of Lessee contained herein, and shall cover the entire property leased herein. The insurance also shall include the following endorsement: Additional Insured Designated Person or Organization (CG 20 26 11 85) naming Lessor as an additional insured with respect to liability arising out of Lessee's actions or activities under this Agreement.

c.

Automobile Liability Insurance covering all owned, non–owned, and hired vehicles with a combined single limit for bodily injury and property damage of $1,000,000 per accident. This insurance shall include contractual liability coverage specifically insuring the indemnity agreement of Lessee contained herein.

11.2

Each policy of insurance secured and maintained by Lessee pursuant to this Section: (i.) shall be issued by insurance companies acceptable to Lessor and in a form satisfactory to Lessor, (ii.) shall provide that each policy shall be primary to and not in excess of or contributory with any insurance available to Lessor, and (iii.) shall be endorsed to provide that Lessor shall be given not less than thirty (30) days prior written notice of any cancellation or material change in coverage. The insurance limits specified above may be satisfied with a combination of primary and Umbrella/Excess Insurance.

11.3

Prior to the commencement of this Agreement, and thereafter no later than fifteen (15) days prior to the expiration date of the policies evidenced thereon, Lessee shall deliver or cause to be delivered to Lessor certificates of insurance evidencing the required coverage. If requested by Lessor, Lessee shall provide certified copies of all such insurance policies to Lessor.

SECTION 12. COMPLIANCE WITH LAWS AND TAXES

12.1

During the term of this Agreement, and during any time thereafter that Lessee is on the property for purposes of performance under this Agreement, or other related reasons, Lessee, and its employees, contractors, and agents, shall comply, at Lessee's sole risk and expense, with all industry standards and with all laws, orders, statutes, decrees, directives, ordinances, and regulations, or other similar requirements of any federal, state, or local government, court, or authority that are applicable to or arise out of Lessee's operation, use, maintenance, repair or shutdown of the property and pipelines. Lessee agrees to promptly remedy in accordance with laws, regulations, and governmental directives any condition relating to the property that is created during the term of this Agreement and which is not in compliance with any laws, regulations, orders or guidelines of any regulatory body asserting jurisdiction.

12.2

Lessee shall pay all ad valorem taxes that may be levied on or assessed against the Byng System during the term of this Agreement. Lessee shall also pay all taxes, assessments, or charges that may be assessed by reason of the lease, operation or use of the Byng System hereunder, including, but not limited to, any gross receipts tax, use taxes, use fees, or sales taxes imposed by any governmental authority, including any interest or penalties relating thereto.

SECTION 13. OPTION TO PARTICIPATE IN WELLS/PROSPECTS

13.1

Simultaneously with the execution of this Agreement, Lessee, Lessor and PPC are entering into that certain Agreement for Optional Well Participation Rights. The execution of such separate agreement by Lessee and PPC is part of the consideration received by Lessor for the rights it is granting to Lessee under this Agreement.

SECTION 14. MISCELLANEOUS

14.1	Lessor shall have the right to enter upon the property of the Byng System to inspect such property or related equipment or to enforce or carry out any provision of this Agreement.
14.2

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Lessee shall not assign this Agreement in whole or in part nor sublet all or any part of the Byng System nor permit the use of any part of the property or pipelines by any other person or entity without the prior written consent of Lessor.

14.3

All notices required under this Agreement shall be deemed made when made in writing and personally delivered, received by overnight mail, received by telecopy, or received by certified or registered mail, return receipt requested, to the following addresses:

To Lessee:
Pontotoc Gathering, L.L.C.
1345 E. 29th Street
Tulsa, OK 74114
Phone #: 918.742.5835
Fax #: 918.743.2645
Attention: Mr. Tim Jurek

To Lessor:
Enerfin Resources I Limited Partnership
Three Riverway Suite 1200
Houston, TX 77056
Phone #: 713.888.8600
Fax #: 713.888.8629
Attention: Contract Administration

The address to which written notice is to be sent may be changed by written notice as described in this Section.

14.4

The occurrence of one or more of the following events constitutes a default under this Agreement, with the non–defaulting party having in such situation the right to immediately terminate this Agreement upon written notice to the defaulting party, with termination to be effective as of the date specified in the notice: (a) Failure to observe or perform any covenant, agreement, condition or provision of this Agreement if such failure shall continue for thirty (30) days after written notice to the defaulting party of such failure, except that if, because of the nature of the default, such default cannot be cured within such thirty (30) day period, such period shall be extended provided that the defaulting party commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effectuate such cure; or (b) Either party has a petition in bankruptcy filed by or against it, has a receiver appointed for it, becomes insolvent, or makes a general assignment for the benefit of creditors. In the event of default by Lessee, Lessor shall have the right, in addition to its other rights under this Agreement, to immediately re–enter the property.

14.5	This Agreement shall be construed in accordance with the laws of the state of Oklahoma.
14.6

This Agreement contains the entire agreement of the parties with respect to the subject matter thereof, and supersedes all prior and contemporaneous agreements, whether written or oral, between the parties with respect to the lease of the property. This Agreement may not be modified except by an instrument signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement as of the day and year first above written.

PONTOTOC GATHERING, L.L.C.

By:                 /s/ Timothy A. Jurek

Name:              Timothy A. Jurek

Title:                    President

ENERFIN RESOURCES I LIMITED PARTNERSHIP
    By:     Enerfin I Corporation
                 Managing General Partner

By:                 /s/ Dave C. Cremer

Name:              Dave C. Cremer

Title:               Vice President